SECOND AMENDMENT

TO

FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

NATIONAL RETAIL PROPERTIES, INC.

National Retail Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The First Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) are hereby amended by deleting Article I in its entirety and inserting the following new Article I:

The name of the Corporation is NNN REIT, Inc.

SECOND: The information required by subsection (b)(2)(i) of Section 2-607 of the Maryland General Corporation Law will not be changed by these Articles of Amendment; and

THIRD: The amendment to the First Amended and Restated Articles of Incorporation as hereinabove set forth have been approved by the Board of Directors of the Corporation and is limited to the change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and Chief Executive Officer and attested by its Secretary on April 13, 2023, to be effective on May 1, 2023.

THE UNDERSIGNED, President and Chief Executive Officer of the Corporation, who executed on behalf of said corporation, the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

ATTEST:	NATIONAL RETAIL PROPERTIES, INC.

/s/ Christopher P. Tessitore	/s/ Stephen A. Horn, Jr.
Christopher P. Tessitore	Stephen A. Horn, Jr.
Secretary	President and Chief Executive Officer